Exhibit 6.40
Exhibit 10.40

SECOND AMENDMENT TO BUSINESS LOAN AGREEMENT (ASSET BASED)

Principal $1,200,000.00	Loan Date 09-01-2003	Maturity 04-15-2004	Loan No	Call / Coll	Account 0010130085	Officer ***	Initials
References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	PORTLAND BREWING COMPANY 2730 NW 31ST AVENUE PORTLAND, OR 97210	Lender:	Washington Mutual Bank Beaverton Commercial Banking Center 12655 SW Center Street, Suite 500 Beaverton, OR 97005

This SECOND AMENDMENT TO BUSINESS LOAN AGREEMENT (ASSET BASED) is attached to and by this reference made a part of the BUSINESS LOAN AGREEMENT (ASSET BASED) DATED SEPTEMBER 1, 2003 (the “Agreement’), executed in connection with a loan or other financial accommodations between WASHINGTON MUTUAL BANK (“Lender”) and PORTLAND BREWING COMPANY (“Borrower”).

The Agreement is amended as follows:

Page 6, under Definitions, Paragraph titled “Borrowing Base”, modify to read as follows:

The words “Borrowing Base” mean, as determined by Lender from time to time, the lesser of (1) $1,200,000.00 or (2) 80.000% of the aggregate amount of Eligible Accounts.

Beginning on October 31, 2003, the inventory advance will be incrementally decreased, as the following table shows:

Date	Advance Rate
Through 10/31/03	50.000%
11/01/03-11/30/03	40.000%
12/01/03-12/31/03	40.000%
01/01/04-01/31/04	40.000%
02/01/04-02/28/04	40.000%
03/01/04-03/21/04	40.000%
04/01/04-maturity	40.000%

All other terms and conditions of the Agreement remain in full force and effect.

THIS SECOND AMENDMENT TO BUSINESS LOAN AGREEMENT (ASSET BASED) DATED SEPTEMBER 1, 2003 IS EXECUTED ON MARCH 8, 2003.

BORROWER:

PORTLAND BREWING COMPANY

By:  /s/ FREDERICK BOWMAN
        FREDERICK BOWMAN, President of PORTLAND
         BREWING COMPANY

LENDER:

WASHINGTON MUTUAL BANK

By:  /s/ MICHAEL MCKAY
        Authorized Signer